Exhibit 99.1

Contact:
Laura Ruiz	804.788.6005
Danielle Paquette	804.788.6045

Albemarle Announces Preliminary Fourth-Quarter 2004 Results

RICHMOND, VA, January 6, 2005 — Albemarle Corporation (NYSE: ALB) announced that it expects to report net income for the fourth quarter of 2004 of approximately $16 million to $19 million, or 38 cents to 45 cents per diluted share. Expected net income includes a non-cash charge associated with a write-down of deferred tax assets during the fourth quarter of 2004, which is expected to reduce the company’s net income for the fourth quarter of 2004 by approximately $1.0 million. The company also indicated that it expects to report net sales for the fourth quarter of 2004 of approximately $435 million to $455 million. In addition, the company indicated that there was solid cash generation and continued debt reduction in the fourth quarter.

Albemarle indicated that strong sales volumes and increased selling prices during the fourth quarter failed to offset fully higher raw materials and energy costs. During 2004, Albemarle estimates that raw materials and energy costs, excluding metals, increased over $30 million, half of which occurred in the fourth quarter. In addition, in the Catalysts business, molybdenum prices increased from approximately $20 per pound at the beginning of the quarter to approximately $33 per pound at year end.

The foregoing preliminary results are subject to the completion of the company’s customary quarterly financial closing and review procedures. Albemarle cautions that its final reported results could vary significantly from these preliminary results.

In 2005, the company currently expects to see margin improvement relative to margins in the fourth quarter, as well as continued growth in the business, solid cash flow and strong earnings, particularly in light of the company’s success in increasing prices for products during the course of the fourth quarter. The company cautioned, however, that the foregoing outlook for 2005, like any outlook regarding future financial performance, is inherently subject to uncertainties, which are difficult to predict and many of which are beyond the company’s control. For a discussion of certain of the factors that may impact the company’s future performance, please see the filings the company makes with the Securities and Exchange Commission, including those discussed under “Risk Factors” in its latest Registration Statement on Form S-3.

Albemarle also announced that it currently anticipates reporting final results for the fourth quarter and year ended December 31, 2004 on February 3, 2005, at approximately 7:00 a.m. EST. The company anticipates hosting a conference call to discuss these results on February 3, 2005 at 1:00 p.m. EST.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see the filings the company makes with the Securities and Exchange Commission, including those discussed under “Risk Factors” in its latest Registration Statement on Form S-3.